        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports First-Quarter 2024 Financial Results
CHICAGO, April 24, 2024 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted solid first-quarter revenue growth, driven by strength across its business.
“Morningstar celebrates its 40th anniversary next month,” said Kunal Kapoor, Morningstar's chief executive officer. “We’re proud of the difference we’ve made on behalf of investors, the long-term returns we have delivered for our shareholders, and the distinctive workplace we've built for our colleagues. With a strong start to 2024, we remain focused on our goal of generating durable, long-term growth."
The Company's quarterly shareholder letter provides more context on its quarterly results and business and can be found at shareholders.morningstar.com.
First-Quarter 2024 Financial Highlights
•Reported revenue increased 13.2% to $542.8 million compared to the prior-year period; organic revenue grew 12.9%.
•Reported operating income increased to $92.6 million from $24.5 million; adjusted operating income increased 113.9%.
•Diluted net income (loss) per share increased to $1.49 versus $(0.18); adjusted diluted net income per share increased 208.9% to $1.73.
•Cash provided by operating activities increased 300.0% to $93.6 million. Free cash flow increased to $59.5 million compared to negative $6.1 million in the prior-year period.

First-Quarter 2024 Results
Revenue increased 13.2% to $542.8 million on a reported basis and 12.9% on an organic basis versus the prior-year period, driven by strength across the business. Morningstar Data and Analytics, PitchBook, and Morningstar Credit were the biggest contributors to reported revenue growth.
Operating expense decreased 1.1% to $450.2 million. Excluding the impact of M&A-related expenses, amortization in both periods, and costs related to the transition of the Company's China activities in the prior-year period, operating expense increased 1.0% in the quarter.

The largest contributor to the decline in reported operating expense was professional fees, primarily due to lower expenses for third-party resources supporting M&A integration-related activity. This decrease was partially offset by increases in compensation and benefits.
First-quarter operating income was $92.6 million, compared to $24.5 million in the prior-year period. Adjusted operating income was $110.8 million, an increase of 113.9%. First-quarter operating margin was 17.1%, compared with 5.1% in the prior-year period. Adjusted operating margin was 20.4% in the first quarter of 2024, versus 10.8% in the prior-year period.
Net income (loss) in the first quarter of 2024 was $64.2 million, or $1.49 per diluted share, compared with net income (loss) of $(7.6) million, or $(0.18) per diluted share, in the first quarter of 2023. Adjusted diluted net income per share increased 208.9% to $1.73 in the first quarter of 2024, compared with $0.56 in the prior-year period.
The Company's income tax expense was $21.3 million, an increase of $12.9 million compared to the prior-year period. The Company's effective tax rate was 24.9% in the first quarter of 2024. The Company's prior-year period effective tax rate was not meaningful due to the low level of pretax income in the period.
Segment Highlights
Morningstar Data and Analytics
Morningstar Data and Analytics contributed $196.7 million to consolidated revenue and $16.9 million to consolidated revenue growth, with revenue increasing 9.4% in the first quarter versus the prior-year period, or 8.9% on an organic basis. Growth was primarily driven by strength in Morningstar Data and Morningstar Direct. Both product areas benefited from growth in North America and Europe, while managed investment data, including mutual fund data, continued to be a key driver of higher revenue for Morningstar Data. Morningstar Direct licenses increased 0.7%. Morningstar Advisor Workstation also made a positive contribution to growth in the quarter.
Morningstar Data and Analytics adjusted operating income increased 12.7% to $91.2 million, and adjusted operating margin increased 1.4 percentage points to 46.4% compared with the prior-year period.
PitchBook
PitchBook contributed $147.6 million to consolidated revenue and $16.5 million to consolidated revenue growth, with revenue increasing 12.6% on a reported and organic basis. Growth was primarily driven by the PitchBook platform with licensed users growing 10.5%. With the substantial completion of the Leveraged Commentary & Data (LCD) integration, LCD's core news, research, and data are now available on the platform. Legacy LCD clients are starting to successfully migrate to the PitchBook platform and are included in PitchBook licensed user counts. PitchBook platform growth drivers were consistent with recent quarters with revenue increasing primarily due to strength in PitchBook's core investor and advisor client groups which offset some softness in corporates.
PitchBook segment adjusted operating income increased 31.6% to $40.0 million, and adjusted operating margin increased 3.9 percentage points to 27.1%.
Morningstar Wealth
Morningstar Wealth contributed $59.0 million to consolidated revenue and $4.1 million to consolidated revenue growth, with revenue increasing 7.5% in the first quarter versus the prior-year period, or 7.7% on an organic basis. Growth was primarily driven by Investment Management, supported by higher revenue for strategist model portfolios offered on third-party platforms and revenue growth for the international wealth platform.
Reported assets under management and advisement (AUMA) increased 12.3% to $57.6 billion compared with the prior-year period, helped by strong market performance which drove higher asset values. Positive net flows to Morningstar Managed Portfolios over the trailing 12 months primarily reflected strong net inflows outside the United States (U.S.). Those offset lower AUM for Institutional Asset Management which experienced significant expected outflows from a large institutional client.
Morningstar Wealth adjusted operating loss was $5.6 million, compared to a $14.6 million loss in the prior-year period and adjusted operating margin was negative 9.5%, compared with negative 26.6%. The loss narrowed compared to the prior-year period due in part to cost containment efforts, including targeted reorganizations in 2023 and a focus on discretionary expenses.
Morningstar Credit
Morningstar Credit contributed $60.3 million to consolidated revenue and $13.5 million to consolidated revenue growth, with revenue increasing 28.8% in the first quarter versus the prior-year period, or 27.9% on an organic basis. Growth was driven by higher revenue in the U.S., Canada, and Europe. Ratings-related revenue increased across asset classes, compared to a relatively soft prior-year period, with particular strength in U.S. commercial and residential mortgage-backed securities. Increased revenue from financial institution ratings also contributed to growth, as did higher corporate ratings revenue, especially in Europe.
Morningstar Credit adjusted operating income was $12.3 million, compared with a $4.0 million adjusted operating loss in the prior-year period and adjusted operating income margin was 20.4%, compared with negative 8.5% in the prior-year period.
Morningstar Retirement
Morningstar Retirement contributed $28.4 million to consolidated revenue and $3.2 million to consolidated revenue growth, with revenue increasing 12.7% in the first quarter versus the prior-year period on a reported and organic basis. AUMA increased 19.6% to $235.9 billion compared with the prior-year period, primarily driven by strong market performance. Net inflows to Managed Accounts over the trailing 12 months also contributed to higher AUMA, supported by participant growth and flows to Advisor Managed Accounts.
Morningstar Retirement adjusted operating income increased 26.8% to $14.2 million and adjusted operating margin increased 5.6 percentage points to 50.0%.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $50.8 million to consolidated revenue and $8.9 million to consolidated revenue growth, with revenue increasing 21.2% in the first quarter versus the prior-year period primarily driven by growth in Morningstar Indexes and Morningstar Sustainalytics.
The increase in Morningstar Indexes revenue was driven primarily by higher investable product revenue as market performance and net inflows over the trailing 12 months increased asset value linked to Morningstar Indexes by 13.3% to $190.2 billion. Morningstar Indexes licensed data sales also increased.
The increase in Morningstar Sustainalytics revenue was supported by growth in license-based revenue, primarily driven by regulatory use cases in Europe. Transaction-based revenue also grew due to increased issuance of sustainable bonds.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $41.3 million, compared with negative $52.1 million in the prior-year period.
Balance Sheet and Capital Allocation
As of March 31, 2024, the Company had cash, cash equivalents, and investments totaling $409.1 million and $949.4 million of debt, compared with $389.0 million and $972.4 million, respectively, as of Dec. 31, 2023.
Cash provided by operating activities increased 300.0% to $93.6 million for the first quarter of 2024, compared to the prior-year period. Free cash flow increased to $59.5 million, compared to negative $6.1 million in the prior-year period. The increases in cash provided by operating activities and free cash flow were driven primarily by higher cash earnings. As previously disclosed, operating cash flows were negatively impacted in the prior year period by certain items totaling $11.4 million. In addition, the Company paid $17.3 million in dividends in the quarter.
2024 Annual Meeting of Shareholders
The Company's 2024 Annual Meeting of Shareholders will be held at 9 a.m. Central time on Friday, May 10, at Morningstar's corporate headquarters at 22 W. Washington St. in Chicago. If you would like to attend, either in person or virtually, please register here. The meeting will cover the official business described in Morningstar's 2024 proxy statement and include presentations from

Morningstar's management team, along with a live question and answer session open to participants both in-person and online.
Use of Non-GAAP Financial Measures
The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the SEC, periodically.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and solutions that serve a wide range of market participants, including individual and institutional investors in public and private capital markets, financial advisors and wealth managers, asset managers, retirement plan providers and sponsors, and issuers of fixed-income securities. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $294 billion in AUMA as of March 31, 2024. The Company operates through wholly- or majority-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X (formerly known as Twitter) @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “consider,” “future,” “maintain,” “may,” “expect,” “potential,” “anticipate,” “believe,” “continue,” “will,” or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, environmental, social, and governance (ESG) and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; the impact of artificial intelligence (AI) and related technologies on our business, legal and regulatory exposure profile and reputation; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to scale our operations and increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management, business continuity programs and insurance coverage in the event of a material disruptive event; failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the Securities and Exchange Commission (SEC), including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q and 8-K.
# # #
Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2024 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share amounts)	2024	2023	Change

Revenue	$542.8	$479.7	13.2%
Operating expense:
Cost of revenue	218.1	218.8	(0.3)%
Sales and marketing	104.6	107.6	(2.8)%
General and administrative	80.3	84.0	(4.4)%
Depreciation and amortization	47.2	44.8	5.4%
Total operating expense	450.2	455.2	(1.1)%
Operating income	92.6	24.5	278.0%
Operating margin	17.1%	5.1%	12.0 pp

Non-operating expense, net:
Interest expense, net	(11.5)	(13.3)	(13.5)%
Expense from equity method transaction, net	—	(11.8)	NMF
Other income, net	5.9	2.7	118.5%
Non-operating expense, net	(5.6)	(22.4)	(75.0)%

Income before income taxes and equity in investments of unconsolidated entities	87.0	2.1	NMF
Equity in investments of unconsolidated entities	(1.5)	(1.3)	15.4%
Income tax expense	21.3	8.4	153.6%
Consolidated net income (loss)	$64.2	$(7.6)	NMF

Net income (loss) per share:
Basic	$1.50	$(0.18)	NMF
Diluted	$1.49	$(0.18)	NMF
Weighted average shares outstanding:
Basic	42.7	42.5
Diluted	43.0	42.5
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(in millions)	As of March 31, 2024	As of December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$353.7	$337.9
Investments	55.4	51.1
Accounts receivable, net	326.2	343.9
Income tax receivable, net	—	0.6
Other current assets	95.3	82.2
Total current assets	830.6	815.7

Goodwill	1,574.1	1,578.8
Intangible assets, net	463.4	484.4
Property, equipment, and capitalized software, net	210.8	207.7
Operating lease assets	156.5	163.9
Investments in unconsolidated entities	96.1	100.2
Deferred tax assets, net	19.7	14.6
Other assets	38.2	38.1
Total assets	$3,389.4	$3,403.4

Liabilities and equity
Current liabilities:
Deferred revenue	$565.2	$517.7
Accrued compensation	122.9	214.4
Accounts payable and accrued liabilities	72.0	78.4
Operating lease liabilities	34.7	36.4
Current portion of long-term debt	32.1	32.1
Other current liabilities	19.9	1.8
Total current liabilities	846.8	880.8

Operating lease liabilities	143.8	151.4
Accrued compensation	23.3	23.7
Deferred tax liabilities, net	32.8	35.6
Long-term debt	917.3	940.3
Other long-term liabilities	42.3	43.8
Total liabilities	2,006.3	2,075.6
Total equity	1,383.1	1,327.8
Total liabilities and equity	$3,389.4	$3,403.4

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(in millions)	2024	2023
Operating activities
Consolidated net income (loss)	$64.2	$(7.6)
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities	43.0	9.0
Changes in operating assets and liabilities, net	(13.6)	22.0
Cash provided by operating activities	93.6	23.4
Investing activities
Capital expenditures	(34.1)	(29.5)
Purchases of investments in unconsolidated entities	(2.8)	(0.1)
Other, net	10.2	28.9
Cash used for investing activities	(26.7)	(0.7)
Financing activities
Dividends paid	(17.3)	(15.9)
Repayments of debt	(113.1)	(73.1)
Proceeds from debt	90.0	95.0
Payment of acquisition-related earn-outs	—	(45.5)
Other, net	(3.1)	(9.3)
Cash used for financing activities	(43.5)	(48.8)
Effect of exchange rate changes on cash and cash equivalents	(7.6)	1.7
Net increase (decrease) in cash and cash equivalents	15.8	(24.4)
Cash and cash equivalents-beginning of period	337.9	376.6
Cash and cash equivalents-end of period	$353.7	$352.2

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended March 31,
(in millions)	2024	2023	Change	Organic (1)
Morningstar Data and Analytics
Revenue	$196.7	$179.8	9.4%	8.9%
Adjusted Operating Income	91.2	80.9	12.7%
Adjusted Operating Margin	46.4%	45.0%	1.4 pp

PitchBook
Revenue	$147.6	$131.1	12.6%	12.6%
Adjusted Operating Income	40.0	30.4	31.6%
Adjusted Operating Margin	27.1%	23.2%	3.9 pp

Morningstar Wealth
Revenue	$59.0	$54.9	7.5%	7.7%
Adjusted Operating Income (Loss)	(5.6)	(14.6)	(61.6)%
Adjusted Operating Margin	(9.5)%	(26.6)%	17.1 pp

Morningstar Credit
Revenue	$60.3	$46.8	28.8%	27.9%
Adjusted Operating Income (Loss)	12.3	(4.0)	NMF
Adjusted Operating Margin	20.4%	(8.5)%	28.9 pp

Morningstar Retirement
Revenue	$28.4	$25.2	12.7%	12.7%
Adjusted Operating Income	14.2	11.2	26.8%
Adjusted Operating Margin	50.0%	44.4%	5.6 pp

Consolidated Revenue
Total Reportable Segments	$492.0	$437.8	12.4%
Corporate and All Other (2)	50.8	41.9	21.2%
Total Revenue	$542.8	$479.7	13.2%	12.9%

Consolidated Adjusted Operating Income
Total Reportable Segments	$152.1	$103.9	46.4%
Less: Corporate and All Other (3)	(41.3)	(52.1)	(20.7)%
Adjusted Operating Income	$110.8	$51.8	113.9%

Adjusted Operating Margin	20.4%	10.8%	9.6 pp
____________________________________________________________________________________________
(1) Organic revenue is a non-GAAP measure that excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations. In addition, the calculation of organic revenue growth by product revenue type compares the three months ended March 31, 2024 revenue to the prior periods on the basis of the updated classifications.

(2) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $30.8 million and $27.3 million for the three months ended March 31, 2024 and 2023, respectively. Revenue from Morningstar Indexes was $20.0 million and $14.6 million for the three months ended March 31, 2024 and 2023, respectively.
(3) Corporate and All Other includes unallocated corporate expenses of $40.9 million and $36.1 million for the three months ended March 31, 2024 and 2023, respectively, as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. Unallocated corporate expenses include certain finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of March 31,
AUMA (approximate) ($bil)	2024	2023	Change
Morningstar Retirement
Managed Accounts	$136.1	$111.7	21.8%
Fiduciary Services	57.8	50.6	14.2%
Custom Models/CIT	42.0	34.9	20.3%
Morningstar Retirement (total)	$235.9	$197.2	19.6%
Investment Management
Morningstar Managed Portfolios	$40.6	$34.0	19.4%
Institutional Asset Management	7.3	9.7	(24.7)%
Asset Allocation Services	9.7	7.6	27.6%
Investment Management (total)	$57.6	$51.3	12.3%

Asset value linked to Morningstar Indexes ($bil)	$190.2	$167.8	13.3%

	Three months ended March 31,
	2024	2023	Change
Average AUMA ($bil)	$289.7	$247.0	17.3%

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:
•consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revisions to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue);
•consolidated operating income, excluding intangible amortization expense, all merger and acquisition (M&A)-related expenses (including M&A-related earn-outs), and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating income);
•consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating margin);
•consolidated diluted net income (loss) per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses (adjusted diluted net income per share); and
•cash provided by or used for operating activities less capital expenditures (free cash flow).
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure or performance as promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results, and Morningstar’s management team uses this measure to evaluate the performance of the business. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.
Morningstar presents adjusted operating income, adjusted operating margin, and adjusted diluted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of M&A and the shift of Morningstar's operations in China.
In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31,
(in millions)	2024	2023	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$542.8	$479.7	13.2%
Less: acquisitions	—	—	—%
Less: accounting changes	—	—	—%
Effect of foreign currency translations	(1.2)	—	NMF
Organic revenue	$541.6	$479.7	12.9%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$92.6	$24.5	278.0%
Add: Intangible amortization expense (1)	17.7	17.5	1.1%
Add: M&A-related expenses (2)	0.5	4.2	(88.1)%
Add: M&A-related earn-outs (3)	—	—	—%
Add: Severance and personnel expenses (4)	—	1.1	NMF
Add: Transformation costs (4)	—	4.2	NMF
Add: Asset impairment costs (4)	—	0.3	NMF
Adjusted operating income	$110.8	$51.8	113.9%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	17.1%	5.1%	12.0 pp
Add: Intangible amortization expense (1)	3.2%	3.6%	(0.4) pp
Add: M&A-related expenses (2)	0.1%	0.9%	(0.8) pp
Add: M&A-related earn-outs (3)	—%	—%	0.0 pp
Add: Severance and personnel expenses (4)	—%	0.2%	(0.2) pp
Add: Transformation costs (4)	—%	0.9%	(0.9) pp

	Three months ended March 31,
(in millions)	2024	2023	Change
Add: Asset impairment costs (4)	—%	0.1%	(0.1) pp
Adjusted operating margin	20.4%	10.8%	9.6 pp

Reconciliation from consolidated diluted net income (loss) per share to adjusted diluted net income per share:
Consolidated diluted net income (loss) per share	$1.49	$(0.18)	NMF
Add: Intangible amortization expense (1)	0.30	0.30	—%
Add: M&A-related expenses (2)	0.01	0.07	(85.7)%
Add: M&A-related earn-outs (3)	—	—	—%
Add: Severance and personnel expenses (4)	—	0.02	NMF
Add: Transformation costs (4)	—	0.07	NMF
Add: Asset impairment costs (4)	—	0.01	NMF
Less: Non-operating (gains) losses (5)	(0.07)	0.27	NMF
Adjusted diluted net income per share	$1.73	$0.56	208.9%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$93.6	$23.4	300.0%
Capital expenditures	(34.1)	(29.5)	15.6%
Free cash flow	$59.5	$(6.1)	NMF
______________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Excludes finance lease amortization expense of $0.3 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
(2) Reflects non-recurring expenses related to M&A activity including pre-deal due diligence, transaction costs, and post-close integration costs.
(3) Reflects the impact of M&A-related earn-outs included in operating expense.
(4) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.
Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of restricted stock unit and market share unit awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.
Transformation costs include professional fees and the temporary duplication of headcount. As the Company hired replacement roles in other markets and shifted capabilities, it employed certain Shenzhen-based staff through the transition period, which resulted in elevated compensation costs on a temporary basis.
Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that were not redeployed, in addition to lease abandonment costs as the Company downsized its office space prior to the lease termination date.
(5) Non-operating (gains) losses in the three months ended March 31, 2024 and March 31, 2023, related to realized and unrealized gains and losses on investments. In addition, non-operating (gains) losses as of March 31, 2023 also includes expense from an equity method transaction, net.